Exhibit 34.1

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Commonwealth Bank of Australia

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that Commonwealth Bank of Australia (the Company) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the Residential Mortgage Loans Platform (the Platform) as of and for the period from 14 March 2006 (date of issuance of the Medallion Trust Series 2006-1G) through 30 June 2006, except for criteria 1122(d)(1)(i)-(iv), 1122(d)(2)(i)-(ii), 1122(d)(2)(iv)-(vii), 1122(d)(3)(i)-(iv), 1122(d)(4)(x)-(xii), 1122(d)(4)(xiv)-(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Medallion Trust Series 2006-1G is the only asset-backed transaction and security defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included selection of a sample of transactions and compliance activities related to the Platform during the examination period, and determining whether the Company processed those transactions and performed those activities in compliance with the servicing criteria. Furthermore, our testing of the selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the period covered by this report. Our procedures did not include determining whether errors may have occurred prior to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of and for the period 14 March 2006 through 30 June 2006 for the Residential Mortgage Loans Platform is fairly stated, in all material respects.

/s/ Ernst & Young

Ernst & Young

Sydney

15 September 2006